                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

         Filed pursuant to Section 16(a) of the Securities Act of 1934,
                      Section 17(a) of the Public Utility
               Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

--------
 FORM 3
--------

Check box if no longer subject to
Section 16.  Form 4 or Form 5 obli-
gations may continue.    |_|


--------------------------------------------------------------------------------
1. Name and Address of Reporting Person*              2. Date of Event Requiring
                                                      Statement (Month/Day/Year)

   Haywood      George           W.                           9/6/01
--------------------------------------------------------------------------------
    (Last)      (First)       (middle)                3. IRS or Social Security
                                                         Number of Reporting
   642 Second Street                                     Person (Voluntary)
------------------------------------------------
               (Street)

   Brooklyn,   New York         11215
--------------------------------------------------------------------------------
    (City)     (State)          (Zip)
--------------------------------------------------------------------------------



4. Issuer Name and Ticker or Trading Symbol

   Ambase Corporation (ABCP)
--------------------------------------------------------------------------------------------------------
5. Relationship of Reporting Person(s) to Issuer      6. If Amendment, Date of Original (Month/Day/Year)
   (check if applicable)
                                                      --------------------------------------------------
        Director                X   10% Owner
   ----                        ----
        Officer (give               Other (specify    7. Individual or Joint/Group Filing
   ----          title below)  ----        below)            (check applicable line)
                                                      X     Form Filed by One Reporting Person
            ----------------------------             ----
                                                            Form Filed by More than One Person
                                                     ----
--------------------------------------------------------------------------------------------------------



Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------
1.  Title of Security                   2. Amount of Securities
                                           Beneficially Owned
--------------------------------------------------------------------------------
Common Stock                                    4,266,500
--------------------------------------------------------------------------------
                                                  356,975
--------------------------------------------------------------------------------
                                                   49,000
--------------------------------------------------------------------------------
                                                   60,000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


3. Ownership Form: Direct (D) or Indirect (I)        4. Nature of Indirect Beneficial Ownership
-----------------------------------------------------------------------------------------------
                           D
-----------------------------------------------------------------------------------------------
                           I                         Owned by children
-----------------------------------------------------------------------------------------------
                           I                         Owned by spouse
-----------------------------------------------------------------------------------------------
                           I                         Owned jointly with mother
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------



Reminder Report on a separate line for each class of securities beneficially owned directly or indirecly.

* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

  Table II - Derivative Securties Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


--------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative              2. Date Exercisable    3 Title and Amount of Securities Underlying Derivative Security
   Security                            and Expiration
                                       Date
                                    --------------------------------------------------------------------------------------
                                    Date      Expir-                    Title                  Amount or
                                    Exer-     ation                                            Number of
                                    cisble    Date                                             Shares
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
4. Con-         5. Ownership       6. Nature of Indirect
   version or      Form of De-        Beneficial Ownership
   Exercise        rivative
   Price of        Security
   Derivative      Direct
   Security        (D) or
                   Indirect (I)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Explanation of Responses:


                              /s/ George W. Haywood          September 17, 2001
                            -----------------------------   --------------------
                            Signature of Reporting Person           Date

** Intentional misstatements or omissins of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form ane not required to respond unless the form displays a currently valid OMB Number.

                                   Page 2 of 2